EXHIBIT 99.1

ConnectOne Bancorp, Inc. Reports Third Quarter 2014 Results

Merger and Systems Conversion Completed; Cost Savings on Track for Year-End 2014

Sequential Loan Portfolio Growth of Over $120 Million; $70 Million Repurchase of FHLB Borrowings

ENGLEWOOD CLIFFS, N.J., Oct. 24, 2014 (GLOBE NEWSWIRE) -- ConnectOne Bancorp, Inc. (Nasdaq:CNOB) (the "Company" or "ConnectOne"), parent company of ConnectOne Bank (the "Bank"), today announced results for the third quarter ended September 30, 2014. On July 1, 2014, the merger of equals with Center Bancorp and the legacy ConnectOne was completed; therefore third quarter 2014 results reflect the operations of the combined entity. Historical financial information includes only the operations of Center Bancorp, Inc., the legal and accounting acquirer in the transaction. On July 1, 2014, the combined company changed its name to ConnectOne.

The Company reported net income available to common stockholders of $1.7 million, or $0.06 per diluted share, for the third quarter of 2014, compared with net income available to common stockholders of $5.1 million, or $0.31 per diluted share, for the prior-year period.

In addition to evaluating its results of operations in accordance with accounting principles generally accepted in the United States of America ("GAAP"), ConnectOne routinely supplements its evaluation with an analysis of certain non-GAAP financial measures. ConnectOne believes these non-GAAP financial measures, in addition to the related GAAP measures, provide meaningful information to investors in understanding our operating performance and trends, and facilitates comparisons with the performance of peers. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measure are provided in the accompanying tables.

Third quarter 2014 results include several non-core items including, on an after-tax basis, $5.6 million in merger-related charges, $2.7 million in losses on the repurchase of FHLB borrowings, $1.5 million in income recorded as a result of purchase accounting, and $0.1 million in net securities gains. Third quarter 2013 results include $0.2 million in after-tax net securities gains. Net income available to common stockholders excluding such non-core items, for the third quarter of 2014 was $8.4 million, or $0.28 per diluted share and, for the third quarter of 2013, $4.9 million, or $0.30 per diluted share.

Frank Sorrentino, ConnectOne's Chairman and CEO noted, "Following the successful completion of our compelling merger transaction, our systems integration and transition to ConnectOne's operating platform was completed without delay on July 21, 2014. This accelerated approach enabled ConnectOne to achieve solid progress in realizing meaningful cost efficiencies, as forecasted. Additionally, as our staff worked diligently in making the merger an operational success, we were simultaneously able to continue our organic growth. Loans receivable and total deposits, excluding the impact of purchase accounting, each increased by more than $120 million during the third quarter 2014, or more than 20% on an annualized basis, from the combined legacy ConnectOne and Center Bancorp levels as of June 30, 2014. We have expanded our loan generation and support teams, while achieving meaningful efficiencies in executive, back office and administrative areas." Mr. Sorrentino added, "At the end of the third quarter, we extinguished $70 million of structured putable FHLB borrowings with a weighted average cost of 3.10%. The repurchase transaction and subsequent refinancing activity will improve both our earnings and interest rate risk profile in future periods. In the coming months, we expect to close two underperforming retail branches and to open our first location in New York City, focusing on loan production. We also continue to selectively look at opportunistic M&A transactions that will be complementary to our existing business plan. We remain committed to maintaining the ConnectOne culture while continuing to achieve organic loan portfolio growth at annual rates of approximately 15% or greater."

Operating Results

Fully taxable equivalent ("FTE") net interest income for the third quarter of 2014 totaled $28.1 million, an increase of $15.8 million, or 127.1%, from the year ago quarter, a result of a 103.6% increase in average interest-earning assets and a 35 basis-point widening of the net interest rate margin both due to the merger. Included in net interest income during the third quarter of 2014 was $2.9 million of accretion and amortization of purchase accounting adjustments. Excluding these purchase accounting adjustments, the adjusted net interest margin was 3.29%, which was 2 basis points lower than the prior-year quarter, and also was narrowed by two factors. First, commencing July 1, 2014, the Bank made a decision to invest essentially all excess cash balances in an interest earning account at the Federal Reserve Bank earning 25 basis points. Previously, these cash balances were held in non-interest earning bank accounts and, therefore, were not included in the computation of net interest margin. This change in procedure increases net interest income and earnings, but decreases net interest margin. Second, during the third quarter of 2014, the Bank increased its liquidity temporarily as a precautionary measure during the merger of the two banks' operating systems. These two factors contributed to an approximately 15 basis point reduction in net interest margin.

Non-interest income, excluding securities gains, totaled $1.1 million in the third quarter of 2014, a decline of $0.1 million from $1.2 million in the prior-year comparable quarter. Securities gains were $0.1 million and $0.3 million for the third quarter of 2014 and 2013, respectively. Non-interest income includes bank-owned life insurance income, deposit and loan fees, annuities and life insurance commissions, and gains on sale of residential mortgage in the secondary market and represents a relatively small portion of the Bank's total revenue. Management has made a strategic decision to de-emphasize service charges, focusing instead on customer growth and retention. This strategy was particularly important during the merger conversion process as the implementation of certain fees and other charges were intentionally delayed or waived. The Company reported that customer retention is strong and that we expect modest increases in fee generation in future periods.

Non-interest expenses totaled $25.4 million for the third quarter of 2014 and $6.2 million for the prior year quarter. The following non-operating items were included in non-interest expense for the third quarter of 2014: merger-related charges ($8.8 million), loss on debt extinguishment ($4.6 million) and amortization of intangibles ($0.2 million). Excluding these non-operating items, non-interest expenses were $11.8 million for the current year quarter. Merger cost savings of $7.0 million of the combined companies' expense base were estimated when the transaction was announced in January 2014. Management estimates that approximately 40% of these cost saves were reflected in the third quarter of 2014 and that the Company is on-track to realize more than 90% by year-end 2014. The Company's operating efficiency ratio (see Supplemental GAAP and non-GAAP Financial Measures) was 45.0% in the third quarter of 2014 and 45.6% in the prior-year third quarter. Management expects the efficiency ratio to improve further as the full impact of merger cost savings is realized.

Income tax expense was $0.3 million and $2.0 million for the third quarter of 2014 and 2013, respectively, while the effective tax rates were 12.5% and 27.8% for the third quarter of 2014 and 2013, respectively. The decrease in the effective tax rate for 2014 reflects a lower level of taxable income. The Company's effective tax rate for the third quarter of 2014 on a core basis (i.e., excluding the aforementioned non-core items) was approximately 33%.

Asset Quality

Nonperforming assets, which includes nonaccrual loans and other real estate owned, totaled $7.5 million at September 30, 2014, $4.3 million at June 30, 2014 and $2.3 million at September 30, 2013.  Nonperforming assets as a percent of total assets was 0.22% at September 30, 2014, 0.26% at June 30, 2014 and 0.14% at September 30, 2013. Annualized net charge-offs was 0.03% for the third quarter 2014; there were no net charge-offs in the third quarter of 2013. The allowance for loan losses was $12.1 million, representing 0.50% of loans receivable and 199.2% of nonaccrual loans at September 30, 2014.  At June 30, 2013, the allowance was $10.8 million representing 1.08% of loans receivable and 268.5% of nonaccrual loans, and at September 30, 2013, the allowance was $10.2 million representing 1.06% of loans receivable and 501.7% of nonaccrual loans. In purchase accounting, any allowance for loan losses on an acquired loan portfolio is reversed and a credit risk discount is applied directly to the acquired loan balances. In Management's opinion, a useful non-GAAP metric is the ratio of allowance for loan losses plus the credit risk discount to total loans receivable. This non-GAAP ratio was 1.28% at September 30, 2014 and 1.11% at both June 30, 2014 and September 30, 2013. The increase in this non-GAAP measure was due to the high growth characteristics of the purchased legacy ConnectOne loan portfolio. (See Supplemental GAAP and non-GAAP Financial Measures).

Company Financial Condition

At September 30, 2014, the balance sheet reflected the merger of Center Bancorp and the legacy ConnectOne. The Company's total assets were $3.4 billion, an increase of $1.7 billion from December 31, 2013. Loans were $2.4 billion, an increase of $1.5 billion from December 31, 2013.  Deposits were $2.5 billion, an increase of $1.1 billion from December 31, 2013.

The Company's stockholders' equity was $440.9 million at September 30, 2014, a $272.3 increase from December 31, 2013. The increase in stockholders' equity was mainly the result of legacy ConnectOne Bank purchase accounting transactions, which increased capital by $269.4 million.

As of September 30, 2014, the tangible common equity ratio and tangible book value per share were 8.69% and $9.40, respectively. As of December 31, 2013, the Company's tangible common equity ratio and tangible book value per share were 8.48% and $8.58, respectively. Total goodwill and other intangible assets were $151.0 million as of September 30, 2014, an increase of $134.2 million from December 31, 2013.

About ConnectOne Bancorp, Inc.

ConnectOne is a New Jersey corporation and a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and serves as the holding company for ConnectOne Bank ("the Bank"). The Bank is a community-based, full-service New Jersey-chartered commercial bank that was founded in 2005. The Bank operates from its headquarters located at 301 Sylvan Avenue in the Borough of Englewood Cliffs, Bergen County, New Jersey, and following consummation of the merger on July 1, 2014, through its 23 other banking offices.

For more information visit https://www.connectonebank.com/.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, those factors set forth in Item 1A – Risk Factors of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, and changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONNECTONE BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except for share data)	September 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Cash and due from banks	$ 138,013	$ 82,692

Securities available for sale	307,502	323,070
Securities held to maturity, fair value of $222,393 at 2014 and $210,958 at 2013	217,567	215,286

Loans held for sale	920	--
Loans receivable	2,426,765	960,943
Less: Allowance for loan losses	(12,118)	(10,333)
Net loans receivable	2,414,647	950,610

Investment in restricted stock, at cost	17,922	8,986
Bank premises and equipment, net	20,900	13,681
Accrued interest receivable	10,976	6,802
Other real estate owned	1,442	220
Goodwill	145,908	16,804
Bank-owned life insurance	51,999	35,734
Due from brokers for investment securities	--	8,759
Core deposit intangible	5,070	24
Other assets	23,391	10,414
Total assets	$ 3,356,257	$ 1,673,082

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Deposits
Noninterest-bearing	$ 471,151	$ 227,370
Interest-bearing	1,998,017	1,114,635
Total deposits	2,469,168	1,342,005
Borrowings	420,960	146,000
Subordinated debentures	5,155	5,155
Other liabilities	20,074	11,338
Total liabilities	2,915,357	1,504,498

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued and outstanding 11,250 shares of Series B preferred stock at September 30, 2014 and December 31, 2013; total liquidation value of $11,250,000	11,250	11,250
Common stock, no par value, authorized 50,000,000 shares; issued 31,707,959 shares at September 30, 2014 and 18,477,412 at December 31, 2013; outstanding 29,644,037 shares at September 30, 2014 and 16,369,012 at December 31, 2013	374,287	110,056
Additional paid in capital	6,985	4,986
Retained earnings	64,517	61,914
Treasury stock, at cost (2,063,922 common shares at September 30, 2014 and 2,108,400 at December 31, 2013)	(16,717)	(17,078)
Accumulated other comprehensive income (loss)	578	(2,544)
Total stockholders' equity	440,900	168,584
Total liabilities and stockholders' equity	$ 3,356,257	$ 1,673,082

CONNECTONE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest income
Loans receivable, including fees	$ 28,098	$ 10,148	$ 48,670	$ 29,963
Securities	3,808	4,267	11,680	12,281
Dividends	349	126	639	378
Other interest income	88	--	88	2
Total interest income	32,343	14,541	61,077	42,624
Interest expense
Deposits	2,725	1,330	5,343	3,897
Borrowings	2,072	1,489	4,914	4,407
Total interest expense	4,797	2,819	10,257	8,304

Net interest income	27,546	11,722	50,820	34,320
Provision for loan losses	1,300	--	2,209	--
Net interest income after provision for loan losses	26,246	11,722	48,611	34,320

Non-interest income
Annuity and insurance commissions	94	92	298	338
Gains on sales of loans	65	26	144	255
Net gains on sales of securities	111	343	2,100	1,286
Income on bank owned life insurance	401	265	912	1,104
Deposit, loan and other income	502	817	1,968	2,112
Total non-interest income	1,173	1,543	5,422	5,095

Non-interest expenses
Salaries and employee benefits	6,243	3,247	13,153	10,072
Occupancy and equipment	1,781	839	3,658	2,556
Professional fees	530	352	1,289	801
Advertising and promotion	209	94	276	257
Data processing	902	362	1,761	1,058
FDIC insurance	504	283	1,092	804
Merger related expenses	8,784	--	10,573	--
Loss on extinguishment of debt	4,550	--	4,550	--
Amortization of CDI	248	6	260	19
Other expenses	1,649	1,022	3,028	3,252
Total non-interest expenses	25,400	6,205	39,640	18,819

Income before income tax expense	2,019	7,060	14,393	20,596
Income tax expense	253	1,966	3,851	5,655
Net income	1,766	5,094	10,542	14,941
Preferred stock dividends and accretion	28	28	84	112
Net income available to common stockholders	$ 1,738	$ 5,066	$ 10,458	$ 14,829

Earnings per common share:
Basic	$ 0.06	$ 0.31	$ 0.50	$ 0.91
Diluted	0.06	0.31	0.49	0.91
Weighted average common shares outstanding:
Basic	29,665,433	16,349,480	20,870,363	16,348,875
Diluted	30,115,520	16,385,155	21,342,466	16,380,970

ConnectOne's management believes that the supplemental financial information, including non-GAAP measures, provided below is useful to investors. The non-GAAP measures should not be viewed as a substitute for financial results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP financial measures presented by other companies.

CONNECTONE BANCORP, INC.
SUPPLEMENTAL GAAP AND NON-GAAP FINANCIAL MEASURES
(dollars in thousands, except share data)

	Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2014	2014	2014	2013	2013
Earnings, EPS and Operating Data
Net income (GAAP)	$ 1,766	$ 4,378	$ 4,398	$ 4,984	$ 5,094
Less: preferred dividends	28	28	28	29	28
Net income available to common stockholders (GAAP)	$ 1,738	$ 4,350	$ 4,370	$ 4,955	$ 5,066
Net gains on sales of securities	(111)	(574)	(1,415)	(449)	(343)
Merger related expenses	8,784	729	1,060	--	--
Loss on debt extinguishment	4,550	--	--	--	--
Amortization of intangible assets	248	6	6	6	6
Accretion of purchase accounting fair value marks	(2,892)	7	(14)	(1)	(9)
Non-core items	10,579	168	(363)	(444)	(346)
Income tax expense (benefit)	3,907	59	(143)	(167)	(130)
Non-core items, after taxes	6,672	109	(220)	(277)	(216)
Core earnings available to common stockholders (non-GAAP)	$ 8,410	$ 4,459	$ 4,150	$ 4,678	$ 4,850

Weighted average diluted shares outstanding	30,115,520	16,430,376	16,405,540	16,396,931	16,385,155
Diluted EPS (GAAP)	$ 0.06	$ 0.26	$ 0.27	$ 0.30	$ 0.31
Core Diluted EPS (Non-GAAP) (1)	$ 0.28	$ 0.27	$ 0.25	$ 0.29	$ 0.30

Return on Assets Measures
Core earnings available to common stockholders (non-GAAP)	$ 8,410	$ 4,459	$ 4,150	$ 4,678	$ 4,850
Add: preferred dividends	28	28	28	29	28
Core net income (non-GAAP)	$ 8,438	$ 4,487	$ 4,178	$ 4,707	$ 4,878

Average assets	$ 3,350,599	$ 1,657,440	$ 1,676,936	$ 1,661,735	$ 1,652,012
Less: average intangible assets	151,142	16,819	16,825	16,831	16,838
Average tangible assets	$ 3,199,457	$ 1,640,621	$ 1,660,111	$ 1,644,904	$ 1,635,174

Return on avg. assets (GAAP)	0.21%	1.06%	1.06%	1.19%	1.22%
Core return on avg. assets (Non-GAAP) (2)	1.00%	1.09%	1.01%	1.12%	1.17%
Return on avg. tangible assets (Non-GAAP) (3)	0.24%	1.06%	1.05%	1.20%	1.24%
Core return on avg. tangible assets (Non-GAAP) (4)	1.05%	1.10%	1.02%	1.14%	1.18%
_______
(1) Represents core earnings available to common stockholders divided by weighted average diluted shares outstanding.
(2) Core net income divided by average assets.
(3) Net income excluding amortization of intangible assets divided by average tangible assets.
(4) Core net income divided by average tangible assets.

	Three Months Ended
(dollars in thousands, except share data)	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2014	2014	2014	2013	2013
Return on Equity Measures
Core earnings available to common stockholders	$ 8,410	$ 4,459	$ 4,150	$ 4,678	$ 4,850

Average common equity	$ 432,331	$ 165,301	$ 161,934	$ 157,023	$ 151,962
Less: average intangible assets	151,142	16,819	16,825	16,831	16,838
Average tangible common equity	$ 284,482	$ 148,482	$ 145,109	$ 140,192	$ 135,124

Return on avg. common equity (GAAP)	1.59%	10.56%	10.94%	12.52%	13.23%
Core return on avg. common equity (non-GAAP) (5)	7.72%	10.82%	10.39%	11.82%	12.66%
Return on avg. tangible common equity (non-GAAP) (6)	2.63%	11.63%	11.96%	14.03%	14.88%
Core return on avg. tangible common equity (non-GAAP) (7)	11.73%	12.04%	11.60%	13.24%	14.24%

Efficiency Measures
Total non-interest expenses	$ 25,400	$ 6,744	$ 7,496	$ 6,459	$ 6,205
Merger related expenses	(8,784)	(729)	(1,060)	--	--
Loss on debt extinguishment	(4,550)	--	--	--	--
Amortization of intangible assets and fair value marks	(224)	(6)	(7)	(6)	(7)
Operating non-interest expense	$ 11,842	$ 6,009	$ 6,429	$ 6,453	$ 6,198

Net interest income (FTE)	28,146	12,252	12,255	12,561	12,396
Impact of purchase accounting fair value marks	(2,868)	7	(14)	(1)	(9)
Non-interest income	1,173	1,724	2,521	1,756	1,543
Less: net gains on sales of securities	(111)	(574)	(1,415)	(449)	(343)
Operating revenue	$ 26,340	$ 13,409	$ 13,347	$ 13,867	$ 13,587

Operating Efficiency Ratio (non-GAAP) (8)	45.0%	44.8%	48.2%	46.5%	45.6%

Net Interest Margin
Average interest earning assets	$ 3,050,564	$ 1,491,297	$ 1,498,610	$ 1,525,941	$ 1,498,480

Net interest income (FTE)	$ 28,146	$ 12,252	$ 12,255	$ 12,561	$ 12,396
Impact of purchase accounting fair value marks	(2,868)	7	(14)	(1)	(9)
Adjusted net interest income	$ 25,278	$ 12,259	$ 12,241	$ 12,560	$ 12,387

Net interest margin (GAAP)	3.66%	3.29%	3.27%	3.29%	3.31%
Adjusted net interest margin (non-GAAP) (9)	3.29%	3.29%	3.27%	3.29%	3.31%
_____
(5) Core earnings available to common stockholders divided by average common equity.
(6) Earnings available to common stockholders excluding amortization of intangibles divided by average tangible common equity.
(7) Core earnings available to common stockholders divided by average tangible common equity.
(8) Operating noninterest expense divided by operating revenue.
(9) Adjusted net interest income divided by average interest earning assets.

	For the quarter ended
(dollars in thousands, except share data)	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2014	2014	2014	2013	2013
Capital Ratios and Book Value per Share
Common equity	$ 429,650	$ 167,028	$ 162,563	$ 157,334	$ 153,888
Less: intangible assets	(150,979)	(16,815)	(16,821)	(16,828)	(16,833)
Tangible common equity	$ 278,671	$ 150,213	$ 145,742	$ 140,506	$ 137,055

Total assets	$ 3,356,257	$ 1,665,809	$ 1,676,160	$ 1,673,082	$ 1,644,416
Less: intangible assets	(150,979)	(16,815)	(16,821)	(16,828)	(16,833)
Tangible assets	$ 3,205,278	$ 1,648,994	$ 1,659,339	$ 1,656,254	$ 1,627,583

Common shares outstanding	29,644,037	16,413,490	16,369,012	16,369,012	16,369,012

Common equity ratio (GAAP)	12.80%	10.03%	9.70%	9.40%	9.36%
Tangible common equity ratio (non-GAAP) (10)	8.69%	9.11%	8.78%	8.48%	8.42%
Regulatory capital ratios:
Leverage ratio	9.03%	10.08%	9.79%	9.69%	9.52%
Risk-based Total	11.46%	13.43%	13.22%	12.90%	12.49%

Book value per share (GAAP)	$ 14.49	$ 10.18	$ 9.93	$ 9.61	$ 9.40
Tangible book value per share (non-GAAP) (11)	9.40	9.15	8.90	8.58	8.37

Asset Quality
Nonaccrual loans	$ 6,083	$ 4,032	$ 3,409	$ 3,137	$ 2,032
Other real estate owned	1,442	220	220	220	220
Total non-performing assets	$ 7,525	$ 4,252	$ 3,629	$ 3,357	$ 2,252

Performing troubled debt restructurings	$ 4,782	$ 1,586	$ 5,706	$ 5,746	$ 1,658
Loans past due 90 days and still accruing	--	144	237	--	--

Nonaccrual loans as a % of loans receivable	0.25%	0.40%	0.35%	0.33%	0.21%
Nonperforming assets as a % of total assets	0.22%	0.26%	0.22%	0.20%	0.14%
Allowance for loan losses as a % of nonaccrual loans	199.2%	268.5%	311.9%	329.4%	501.7%
Annualized net charge-offs as a % of average loans	0.03%	0.04%	0.13%	0.09%	0.00%

Total loans receivable	$ 2,426,765	$ 1,006,256	$ 987,529	$ 960,943	$ 957,492
Acquired loans	1,286,482	29,821	32,643	33,817	35,123
Loans receivable, excluding acquired loans	$ 1,140,283	$ 976,435	$ 954,886	$ 927,126	$ 922,369

Allowance for loan losses	$ 12,118	$ 10,825	$ 10,633	$ 10,333	$ 10,194
Accretable credit risk discount on acquired loans	18,835	371	429	445	472
Total Allowance for loan losses and accretable credit risk discount on acquired loans	$ 30,953	$ 11,196	$ 11,062	$ 10,778	$ 10,666

Allowance for loan losses as a % of loans receivable	0.50%	1.08%	1.08%	1.08%	1.06%
Allowance for loan losses as a % of loans receivable, excluding acquired loans	1.06%	1.11%	1.11%	1.11%	1.11%
Allowance for loan losses and accretable credit risk discount on loans as a % of loans receivable	1.28%	1.11%	1.12%	1.12%	1.11%
_______
(10) Tangible common equity divided by tangible assets.
(11) Tangible common equity divided by common shares outstanding at period-end.

CONNECTONE BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(dollars in thousands)
	For the three months ended
	September 30, 2014			September 30, 2013
	Average		Average	Average		Average
(tax equivalent basis, dollars in thousands)	Balance	Interest	Rate (7)	Balance	Interest	Rate (7)

Interest-earning assets:
Investment securities (1) (2)	520,568	4,372	3.33%	567,971	4,914	3.46%
Loans (2) (3) (4)	2,344,410	28,218	4.78%	921,523	10,202	4.43%
Federal funds sold and interest-earning deposits with banks	163,471	88	0.21%	--	--	--
Restricted investment in bank stock	21,107	265	4.98%	8,986	99	4.41%
Total interest-earning assets	3,049,556	32,943	4.29%	1,498,480	15,215	4.06%
Allowance for loan losses	(11,250)			(10,200)
Non-interest earning assets	312,293			163,732
Total assets	$ 3,350,599			$ 1,652,012

Interest-bearing liabilities:
Money Market deposits	$ 698,686	$ 677	0.38%	$ 427,387	$ 485	0.45%
Savings deposits	233,041	144	0.25%	182,382	151	0.33%
Time deposits	676,291	1,474	0.86%	170,996	381	0.89%
Other interest-bearing deposits	375,041	429	0.45%	305,992	313	0.41%
Total interest-bearing deposits	1,983,059	2,724	0.54%	1,086,757	1,330	0.49%
Borrowings and FHLB advances	430,238	1,988	1.83%	146,598	1,449	3.95%
Capital lease	3,044	45	5.87%	--	--	--
Subordinated debentures	5,155	40	3.08%	5,155	40	3.10%
Total interest-bearing liabilities	2,421,496	4,797	0.79%	1,238,510	2,819	0.91%
Demand deposits	465,369			238,194
Other liabilities	17,349			12,751
Total non interest-bearing liabilities	482,718			250,945
Stockholders' equity	446,385			162,557

Total liabilities and stockholders' equity	$ 3,350,599			$ 1,652,012

Net interest income (tax equivalent basis)		28,146			12,396
Net interest spread (5)			3.49%			3.15%

Net interest margin (6)			3.66%			3.31%

Tax equivalent adjustment		(600)			(674)
Net interest income		$ 27,546			$ 11,722
_______
(1) Average balances are calculated on amortized cost.
(2) Interest income is presented on a tax equivalent basis using 35 percent federal tax rate.
(3) Includes loan fee income.
(4) Loans include non-accrual loans.
(5) Represents difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a tax equivalent basis.
(6) Represents net interest income on a tax equivalent basis divided by average total interest-earning assets.
(7) Rates are annualized.
CONTACT: Investor Contact:
         William S. Burns
         Executive VP & CFO
         201.816.4474; bburns@cnob.com

         Media Contact:
         Christine Marra, MWW
         646-215-6888; cmarra@mww.com